                                                                    EXHIBIT 99.2

                              AMENDMENT NO. 1 TO
                         MATTEL 1999 STOCK OPTION PLAN

              The Mattel 1999 Stock Option Plan (the "Plan") is hereby amended, effective as of November 4, 1999, as set forth below.

1. Section 8 of the Plan is hereby amended by adding a new Paragraph (e), reading in its entirety as follows:

              (e) In the event of the Participant's Retirement, all Options which were granted to such Participant at least six (6) months prior to the Participant's Retirement, whether or not previously exercisable, shall become exercisable immediately.

2. Section 9(b) of the Plan is hereby amended and restated to read in its entirety as follows:

              (b) Except to the extent the terms of an Option permit its later termination, notwithstanding the provisions of Paragraph (a) above, in the event of a Participant's Retirement, the Participant will be able to exercise his or her vested Options until the earlier of (i) five (5) years following the Participant's Retirement or (ii) the date on which the Options would otherwise expire.

                         *             *           *

                IN WITNESS WHEREOF, the Company has caused this Amendment No. 1 to the Plan to be executed, effective as set forth above.


                               MATTEL, INC.


                               By:    /s/ Alan Kaye
                                  ------------------------
                                  Name:   Alan Kaye
                                  Title:  Senior Vice President Human Resources